EXHIBIT 10.1

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT, is made as of the 18th day of October 2002:

BETWEEN

Superior Networks Inc., a corporation f ncorporated pursuant to the laws of the State of Nevada (the “Purchaser”);

OF THE FIRST PART

-and-

AeroPlus S.A.S. a corporation incorporated pursuant to the laws of France (the “Vendor”)

OF THE SECOND PART

WHEREAS the Vendor is the legal and beneficial owner of all. of the issued and outstanding common shares in the capital stock of Altitude Flus S.A.S. (the “Subsidiary Shares”), a corporation incorporated under the laws of France and carrying on business as L’Air (the “Subsidiary”);

AND WHEREAS the purchaser desires to purchase forty-nine per cent (49%) of the Subsidiary Shares (the “Acquired Shares”) from the Vendor in exchange for twelve million (12,000,000) common shares in the capital stock of the Purchaser (the “Purchase Shares”), and the Vendor desires to sell the Acquired Shares to the Purchaser in exchange for the Purchase Shares, on the terms and conditions set forth herein.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the mutual covenants hereinafter contained and provided for and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:

I.              Representations end Warranties of Vendor

Vendor represents and warrants to the Purchase as follows:

1.01 Organization and Qualifications

Vendor owns all of the issued and outstanding shares in the capital stock of Subsidiary. Each of the Vendor and the Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of France, its jurisdiction of incorporation, with all requisite power and authority, and all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and declarations and fllings with, all federal, state, local and other governmental authorities and all courts and other tribunals, to own. lease, license, and use its properties and assets and to carry on the business in which it is now engaged and the business in which it contemplates engaging.  Each of the Purchaser and Subsidiary is duly qualified to transact the business In which it is engaged and is in good standing as a foreign corporation in every jurisdiction in which its ownership, leasing, licensing, or use of property or assets or the conduct of its business makes such qualificationnecessary.

1.02 Capitalization

The authorized capital stock of Subsidiary consists of shares of common stock, par value € 200 per share, of which 82,000 common shares are issued and outstanding.  The Vendor is the legal and beneficial owner of all (100%) of the issued and outstanding shares of the Subsidiary, Each of such outstanding shares of Vendor and Subsidiary is validly authorized, validly issued, fully paid, and non-assessable, has not been issued and is not owned M held in violation or any preemptive right of stockholders.  The Vendor is the owner of the Subsidiary Shares free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders’ agreements, and voting trusts.  There is no commitment, plan or arrangement to issue, and no outstanding option. warrant, or other right calling for the issuance of, any share of capital stock of Subsidiary or any security or other instrument convertible into, exercisable for, or exchangeable for capital stock of Subsidiary.

1.03 Financial Condition

Vendor has delivered to the Purchaser true and correct copies of the following, initialled by an authorized executive officer of Vendor: audited consolidated balance sheets of Subsidiary as of August302002; the unaudited consolidated balance sheet of Subsidiary as of September 30 2002; audited consolidated statements of income, consolidated statements of retained earnings, and consolidated statements of cash flows of Subsidiary for the years ended September 30 2002; and the unaudited consolidation statement of income, consolidated statement of retained earnings, and consolidated statement of cash flows of Subsidiary for the months ended September 30. Each such consolidated balance sheet presents fairly the financial condition, assets, liabilities.  and stockholders equity of Subsidiary as of its date; each suck consolidated statement of income and consolidated statement of retained earnings presents fairly the results of operations of Subsidiary for the period indicated and their retained earnings as of the data indicated; and each such consolidated statement of cash flows presents fairly the information purported to be shown therein.  The financial statements referred to in this Section 1.03 have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and are in accordance with the books and records of Subsidiary.  Since the incorporation of the company:

(a)                                  There has at no time been a material adverse change in the financial condition, results of operations, business properties, assets, liabilities, or future prospects of Subsidiary.

(b)                                 Subsidiary has not authorized, declared, paid or effected any dividend or liquidation or other distribution in respect of its capital stock or any direct or indirect redemption, purchase, or other acquisition of my stock of Subsidiary.

(c)                                  The operations and business of Subsidiary have been conducted in all respects only in the ordinary course.

(d)                                 There has been no accepted purchase order or quotation, arrangement, or understanding for future sale of the products or services of Subsidiary which Subsidiary expects will not be profitable.

(e)                                  Subsidiary has not suffered an extraordinary loss (whether or not covered by insurance) or waived my right of substantial value.

(f)                                    Subsidiary has not paid or incurred any tax, other liability, or expense resulting from the preparation of, or the transactions contemplated by, this Agreement, it being understood Vendor shall have paid or will pay all such taxes (including stock transfer taxes resulting from this Agreement or the transactions contemplated hereby), liabilities, and expenses.

There is no fact known to Subsidiary or Vendor which materially adversely affects or in the future may materially adversely affect the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Subsidiary, provided, however, that Subsidiary and Vendor express no opinion as to political or economic matters of general applicability.

1.04 Tax and Other Liabilities

Subsidiary has no liability of any nature, accrued or contingent, including without limitation liabilities for federal, state, local, or foreign taxes and penalties, interests, and additions to tax (Taxes) and liabilities to customers or suppliers, other than the following:

(a)                                  Liabilities for which full provision has been made on the consolidated b a l m sheet and the notes thereto (the “Last Balance Sheet”) as of September 2002 referred to in Section 1.03; and

(b)                                 Other liabilities arising since the Last Balance Sheet Date and prior to the Closing (as defined in Section 3.02) in the ordinary course of business (which shall not include liabilities to customers on account of defective products or services) which are not inconsistent with the representations and warranties of any Vendor or any other provision of this Agreement.

Without limiting the generality of the foregoing, the amounts set up as provisions for Taxes on the Last Balance Sheet are sufficient for all accrued and unpaid Taxes of Subsidiary, whether or not due and payable and whether or not disputed under tax laws, in effect on tho Last Balance Sheet Date or now in effect, for the period ended on such date and for all fiscal periods prior thereto.  The execution, delivery, and performance of this Agreement by Vendor and Subsidiary will not cause any Taxes to be payable (other than by Vendor) or oause any 1ion, charge, or encumbrance to secure any Taxes to be created either immediately or upon the non payment of any Tax (other than on the properties or assets of Vendor).

The Subsidiary has filed all federal, state, local, and other tax returns required to be filed by it; has delivered to the Purchaser a true and correct copy of each such return which was filed in the past six years, initialled by the an authorized executive officer of Subsidiary or Vendor; has paid (or has established on the Last Balance Sheet a reserve for) all Taxes, assessments and other governmental charges payable or remittable by it or levied upon it or its properties, assets, income or franchises which are due and payable; and has delivered to the Purchaser a true and correct copy so initialled of my report as to adjustments received by it from any taxing authority during the past six years and a statement, so initialled, as to my litigation, governmental or other proceeding (formal or informal), or investigation pending, threatened, or in prospect with respect to any such report or the subject, matter of such report.

1.05 Litigation and Claims

There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), M investigation pending threat or in prospect (or any basis therefore known to Subsidiary or Vendor) with respect to Subsidiary or Vendor, or my of their respective businesses, properties, or assets other than the “redressement judiciaire” by judgment from the Lyon Court of Justice.  The administrator appointed by the French Court is Erick Bauland .  Neither Subsidiary nor Vendor is affected by any present or threatened strike or other labour disturbance nor to the knowledge of Subsidiary or Vendor is any union attempting to represent any employee of Subsidiary.  Neither Subsidiary nor Vendor are in violation of or in default with respect to, any law, rule, regulation, order, judgment or decree; nor is Subsidiary or Vendor required to take any action in order to avoid such violation or default.

1.06 Properties

Subsidiary has good and marketable title in fee simple absolute to all real properties and good title to all other properties and assets used in its business or owned by it (except real and other properties and assets as are held pursuant to leases or licenses described in Exhibit B or C) free and clear of all liens, mortgages, security interests pledges charges, any encumbrances (except such as are listed in Exhibit D).

(a)                                  All accounts and notes receivable reflected on the Last Balance Sheet, or arising since the Last Balance Sheet Date, have been collected, or are and will be good and collectible, in each case at the aggregate recorded amounts thereof without right of recourse, defence, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor, and, if not collected, can reasonably be anticipated to be paid within sixty (60) days of the date incurred.

(b)                                 Attached as Exhibit B is a true and complete list of all real and other properties and assets owned by Subsidiary or leased or licensed by Subsidiary from or to a third party (including inventory but not including Intangibles, as defined in Section 1.09), including with respect to such properties and assets owned by Subsidiary a statement of cost, book value and (except for land) reserve for depreciation of each item for tax purposes, and net book value of each item for financial reporting purposes, and with respect to such properties and assets leased or licensed by Subsidiary, a description of such lease or license.  Any such real and other properties and assets (including Intangibles) owned by Subsidiary are reflected on the Last Balance Sheet (except for acquisitions subsequent to the Last Balance Sheet Date and prior to the Closing which are either noted in Exhibit B or C or are approved in writing by the Purchaser).  All real and other tangible properties and assets owned, leased, or licensed by Subsidiary are in good and usable condition.

(c)                                  No real property owned, leased, or licensed by Subsidiary lies in an area which is, or to the knowledge of Subsidiary or Vendor, subject to zoning, use, or building code restrictions which would prohibit, and nc state of facts relating to the actions or inaction of another person or entity or his or its ownership, leasing, licensing, or we of any real or personal property exists or will exist which would prevent, the continued effective ownership, leasing, licensing, or use of such real property in the business in which Subsidiary is now engaged or the business in which it contemplates engaging.

(d)                                 The real and other properties and assets (including Intangibles) owned by Subsidiary or leased or licensed by Subsidiary from third patty constitute all. such properties and assets which are necessary to the business of Subsidiary as presently conducted or as it contemplates conducting.

1.07 Contracts and Other Instruments

Exhibit D accurately and completely sets forth the information required to be contained therein regarding contracts, agreements, instruments, leases, licenses, arrangements or understandings with respect to Subsidiary identifying whether the matter disclosed therein relates to Subsidiary or to Vendor. Subsidiary has furnished to the Purchaser (a) The certificate of incorporation (or other charter document) and by-laws of Subsidiary and all amendments thereto as presently in effect certified by an authorized officer of the Subsidiary and (b) The following initialled by the chief executive officer of Subsidiary: (i) true and correct copies of all contracts, agreements and instruments referred to in Exhibit D; (ii) true and correct copies of all leases and licenses referred to in Exhibit B or C; and (iii) true and correct written descriptions of all supply distribution, agency, financing, or other arrangements or understandings referred to in Exhibit D.  Neither Subsidiary nor Vendor nor any other party to any such contract agreement, instrument, lease, or license is now or expects in the future to be in violation or breach of, or in default with respect to complying with, my material team thereof, and each such contract agreement, instrument, lease, or license is m full force and is the legal, valid, and binding obligation of the parties thereto and (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors’ rights generally) is enforceable as tc them in accordance with its terms.  Each such supply distribution, agency, financing or other arrangement or understanding is a valid and continuing arrangement or understanding; neither Subsidiary nor any other party to any such arrangement or understanding has given notice of termination or taken any action inconsistent with the continuance of such arrangement or understanding; and the execution, delivery and performance of this Agreement will not prejudice my such arrangement or understanding in any way.  Subsidiary enjoys peaceful and undisturbed possession under all leases and licenses under which it is operating. Subsidiary is not party to or bound by any contract, agreement, instrument, lease, license, arrangement, or understanding, or subject to any charter or other restriction, which has had or may in tho future have a material adverse effect on the financial condition, results of operations, business, properties, liabilities, or future prospects of Subsidiary or purchaser.  The stock ledgers and stock transfer books and the minute book records of Subsidiary relating to all issuances and transfers of stock by Subsidiary nnd all proceedings of the vendor and the Board of Directors and committees thereof of Subsidiary nnd all proceedings of the Vendor and the Board of Directors and committees thereof of Subsidiary since incorporation made available to the Purchaser’s counsel are the original stock ledgers and stock transfer books and minute book records of Subsidiary or exact copies thereof.  Subsidiary is not in violation or breach of, or in default with respect to, my term of its certificate of incorporation (or other charter document) or by-laws.

1.08 Employees

(a)                                  Subsidiary has furnished to the Purchaser true and correct copies, initialled by the chief executive officer of Subsidiary, of all documents evidencing plans, obligations, or arrangements referred to in Exhibit E (or true and correct written summaries, so initialled, of such plans, obligations, or arrangements to the extent not evidenced by documents) and true and correct copies, so initialled, of all documents evidencing trusts, summary plan descriptions, and any other summaries or descriptions relating to any such plans; the two most recent annual reports, if any, including all schedules thereto and the most recent annual and periodic accounting of related plan assets with respect to each Employee Benefit Plan; and the two most recent actuarial valuations with respect to each Pension Plan.

(b)                                 If any employee benefit plan of Subsidiary were to be terminated on the day prior to the date of the Closing, (i) no liability under either French law or under Title IV of ERISA would be incurred by Subsidiary or Purchaser (ii) all Accrued Benefits (as defined in this Section 1.08 (b) to such day prior to the date of the Closing (whether or not vested) would be fully funded.  For purposes of the preceding sentence, “Accrued Benefits” shall include the value of disability, pre-retirement, and death benefib, and all supplements, subsidized, and optional forms of benefits.  All Accrued Liabilities (for contributions or otherwise) (as defined in this Section 1.08(b) of Subsidiary as of the date of the closing to each Employee Benefit Plan and with respect to each obligation to or customary arrangement with employees for bonuses, incentive compensation, vaoations, severance pay, insurance, or other benefits have been paid or accrued for an periods ending prior to the date of the Closing and no payment to my Employee Benefit Plan or with respect to any such obligation or arrangement since the Last Balance Sheet Date has been disproportionately large compared to prior payments.  For purposes of the preceding sentence, “Accrued Liabilities” shall include a pro rata contribution to each Employee Benefit Plan or with respect to each such obligation or arrangement for that portion of a plan year or other applicable period which commences prior to and ends after the date of the Closing, and Accrued Liabilities for any portion of a plan year or other applicable period shall be determined by multiplying the liability for the entire such year or period by a fraction, the numerator of which is the number of days preceding the date of the Closing in such year or period and the denominator of which is the number of days in such year or period, as the case may be.

(c)                                  There has bean no violation of the reporting and disclosure requirements imposed either under ERISA or the U.S. Internal Revenue Code of 1986, as amended, or its predecessor statute (the “Code”) for which a penalty has been or may be imposed with respect to any Employee Benefit Plan of Subsidiary.  No Employee Benefit Plan or related trust has any liability of any nature, accrued or contingent, including without limitation liabilities for Taxes, other than for routine payments to be made in due course to participants and beneficiaries, except as set forth in Exhibit E.  Each Employee Benefit Plan which is a group health plan within the meaning of Section 162(i)(3) of the Code is and has been maintained in full compliance with the applicable requirements of Section 162(k) of the Code. other than the health care continuation requirements of Section 162(k) of the Code, Subsidiary has no obligation to provide post-retirement medical benefits or life insurance coverage to any present or former employees.  There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation pending, threatened, or in prospect (or any basis therefore known to Subsidiary or Vendor) with respect to any Employee Benefit Plan or related trust or with respect to my fiduciary, administrator, or sponsor (in its capacity as such) of any Employee Benefit Plan.  No Employee Benefit Plan or related trust and no such obligation or arrangement is in violation of, or in default with respect to, any law, rule, regulation, order, judgment, or decree nor is Subsidiary required to take any action in order to avoid violation or default,  No event has occurred to the knowledge of Subsidiary or Vendor or is threatened or about to occur which would constitute a prohibited transaction under Section 406 of ERISA.

(d)                                 Each Pension Plan maintained for the employees of Subsidiary has been qualified, from its inception, under Section 401(a) of the Code and any related trust has been an exempt trust for such period under Section 501 of the Code.  Each Pension Plan has been operated in accordance with its terms.  No investigation or review by the Internal Revenue Service is currently pending or is contemplated in which the Internal Revenue Service has asserted or may assert that any Pension Plan is aot qualified under Section 401(a) of the Code or that any related trust is not exempt under section 401 of the Code.  No assessment of any federal taxes has been made or is contemplated against Subsidiary, or any related trust of any Pension Plan and nothing has occurred which would result in the assessment of unrelated business taxable income under the Code, Form 5500’s have been timely filed with respect to all Pension Plans.  No event has occurred or is threatened or about to occur which would constitute a reportable event within the meaning of Section 4043(b) of ERISA.  No notice of termination has been filed by the plan administrator pursuant to Section 4041 of ERISA or issued by the Pension Benefit Guaranty Corporation pursuant to Section 4042 of ERISA with respect to any Pension Plan.

(e)                                  Subsidiary has not contributed to or since September 16, 1980 has effectuated either a complete or partial withdrawal from any multi employer Pension Plan within the meaning of Section 3(37) of ERISA.

(f)                                    Exhibit E contains a true and correct statement of the names, relationship with Subsidiary present rates of compensati'on (whether in the form of salary, bonuses, commissions, or other supplemental compensation now or hereafter payable), and aggregate compensation for the fiscal year ended [insert the end of the last fiscal year] of (i) each director, officer, or other employee of Subsidiary whose aggregate compensation for the fiscal year ended [insert the end of the last fiscal year] exceeded $ or whose aggregate compensation presently exceeds the rate of $ per annum and (ii) all sales agents, dealers, or distributors of Subsidiary, Since [insert the end of the last fiscal year], Subsidiary has not changed the rate of compensation of my of its directors, officers, employees, agents, dealers, or distributors, nor has any employee Benefit Plan or program been instituted or amended to increase benefits thereunder.

1.09 Patents, Trademarks, Et Cetera

Subsidiary does not own or have pending, and is not licensed under, any patent, patent application, trademark, trademark application, trade name, service mark, copyright, franchise, or other intangible property or asset (all of the foregoing being herein called “Intangibles”), other than as described in Exhibit C, all of which are in good standing and uncontested.  Exhibit C accurately sets forth with respect to Intangibles owned by Subsidiary, where appropriate, a statement of cost, book value and reserve for depreciation of each item for tax purposes, and net book value of each item for financial reporting purposes, and with respect to intangibles licensed by Subsidiary from or to a third patty, a description of such license.  Neither Vendor nor Subsidiary has any relative or affiliate of Vendor or of my such director, officer, or employee, nor my other corporation or enterprise in which Vmdor, any such director, officer, or employee, or any such relative or affiliate had or now has a 5% or greater equity or voting or ohm substantial interest, possesses any Intangible which relates to the business of Subsidiary is a trademark used by Subsidiary to identify its products, and such trademark is protected by registration in the name of Subsidiary on the [principal] [supplemental] register in the United States Patent Office.  There is no right under any Intangible necessary to the business of Subsidiary as presently conducted or as it contemplates conducting, except such as are so designated in Exhibit C.  Subsidiary has not infringed, is infringing, or has received notica of infringement with asserted Intangibles of others.  There is no infringement by others of Intangibles of Subsidiary.  There is no Intangible of others which may materially adversely affect

a

the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Subsidiary or Purchaser.

1.10 Questionable Payments

Neither Subsidiary nor Vendor nor other person associated with Subsidiary has directly or indirectly used my corporate funds for unlawful contributions, gifts; antertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any filw or fictitious entry on the books or records of Subsidiary, made any bribe, rebate, payoff, influence payment, kickback; or other unlawful payment; given any favor or gift which is not deductible for income tax purposes; or made any bribe, kickback, or other payment of a similar comparable nature, whether lawful or not, to any person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favourable treatment in securing business or to obtain special concessions, or to pay for favourable treatment for business secured or for special concessions already obtained by or for Subsidiary.

1.11 Authority to Sell

Subsidiary and Vendor have all requisite power and authority to execute, deliver, and perform this Agreement.  All necessary corporate proceedings of Subsidiary have been duly taken to authorize the execution, delivery, and performance of this Agreement by Subsidiary.  This Agreement has been duly authorized, executed, and delivered by Subsidiary, has been duly executed and delivered by Vendor, constitutes the legal, valid, and binding obligation of Subsidiary and Vendor and is enforceable in accordance with its terms.  Except as set forth in sections 4.10, 4.11, 4.12, 4.13, and 4.14, no consent, authorization, approval, order, license, certificate, or permit of or from, or declaration of filing with, any federal, state, local, or other governmental authority or any court or other tribunal is required by Subsidiary or Vendor for the execution, delivery, or performance of this Agreement by Vendor.  No consent of my party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which Subsidiary or Vendor is a party, or to which they or any of their respective business properties, or assets are subject, is required for the execution, delivery, and performance of this Agreement (except such consents referred to in Exhibit D); and the execution, delivery, and performance of this Agreement will not (if the consents referred to in Exhibit D are obtained prior to the Closing) violate, result in a breach of, conflict with, or entitle any patty to terminate or call a default under, entitle any patty to rights and privileges that such party was not entitled to receive immediately before this Agreement was executed under, or create any obligation on tho part of Subsidiary that it was not obligated to pay immediately before this Agreement was executed under, any term of any such contract, agreement, instrument, lease, license, arrangement, or understanding (assuming Subsidiary was a party thereto immediately before this Agreement was executed), or violate or result in a breach of any term of die certificate of incorporation (or other charter document) or bylaws of Subsidiary, or (if the conditions in Sections 4.10, 4.11, 4.12, 4.13, and 4.14 are satisfied) violate, result in a breach of or conflict with my law, role, regulation, order, judgment, or decree binding on Subsidiary or Vendor to which it or its respective businesses properties, or assets are subject.  Upon the closing, Purchaser will have good title to Acquired Shares, being 49% of the issued and outstanding share of Subsidiary, free and clear of all liens, security interests, pledges, charges, encumbrances stockholders’ agreements, and voting trusts.

1.12 Nondistributive Intent

Vendor is acquiring the Purchase Shares to be issued hereunder to it for its own account (and not for the account of others) for investment and not with a view to the distribution thereof.  Vendor will not sell or otherwise dispose of such shares without registration under tho (U.S.) Securities Act of 1933, as amended (the “Securities Act”), or an exemption therefrom, and the certificate or certificates representing such shares shall contain a legend to the foregoing effect.  By virtue of its position, Vendor has access to tho kind of financial and other information about the Purchaser as would be contained in a registration statement filed under the Securities Act.  Each Stockholder understands that he m y not sell or otherwise dispose of such shares in the absence of either a registration statement under the Securities Act or an exemption from the registration provisions of the Securities Act.

1.13 Completeness of Disclosure

No representation or warranty by Vendor in this Agreement contains or on the date of the Closing will contain an untrue statement of material fact or omits or on the date of the Closing will omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

II  Representations and Warranties of the Purchaser

The Purchaser represents and warrants to Stockholders as follows:

2.01 Organization

The Purchaser a corporation duly organized, validly existing, and in good a tanding under the laws of the State of Nevada, with an requisite power and authority to own, lease, license, and use its properties and assets and to carry on the business in which it is now engaged and in which it contemplates engaging.

2.02 Validity of Shares

The Purchase Sham to be delivered to Pursuant pursuant to thin Agreement, when issued in accordance with the terms and provisions of this Agreement, will be validly authorized validly issued fully paid, and non assessable.

2.03 Authority to Buy

The Purchaser has all requisite power and authority to execute, deliver, and perform this Agreement.  All necessary corporate proceedings of the Purchaser have been duly taken to authorize the execution, delivery, and performance of this Agreement by the Purchaser.  This Agreement has been duly authorized, executed, and delivered by the Purchaser, is the legal, valid, and binding obligation of the Purchaser, and is enforceable as to them in accordance with its terms.

2.04 Nondistributive Intent

The Purchaser is acquiring Acquired Shares for its own account (and not for tho account of others) for investment and not with a view to the distribution thereof.  The Purchaser, will not sell or otherwise dispose of such shares (whether pursuant to a liquidating dividend or otherwise) without registration under the Securities Act or an exemption therefrom, and the certificate or certificates representing such shares may contain a legend to the foregoing effect.  By virtue of its position, the Purchaser has access to the kind of financial and other information about Subsidiary as would be contained in a registration statement filed under the Securities Act.  Tho Purchaser understands that it may not sell or otherwise dispose of such shares in the absence of either a registration statement under the Securities A  d or an exemption from the registration provisions of the Securities Act.

III  The Exchange

3.01 The of the Exchange

On the basis of the representations, warranties, covenants, and agreements contained in this Agreement and subject to the terms and conditions of this Agreement:

(a)                                  Vendor shall sell, assign, transfer, and convey to purchaser at the Closing an aggregate of 40,180 common shares of the subsidiary, being forty-nine (49%) of the issued and outstanding shares in the capital stock of Subsidiary and baing tho Acquired Shares as described herein.  Vendor shall deliver at the Closing certificates representing such shares duly endorsed m blank or accompanied by stock powers duly endorsed in blank, in each case in proper form for transfer; with signatures guaranteed by a commercial bank located in France and with all stock transfer and any other required documentary Stamps affixed thereto.

(b)                                 In consideration for the Acquired Shares referred to in Section 3.01(a), Purchaser shall deliver at the Closing sham certificates representing 12,000,000 shares in the capital stock of tho Purchaser, registered in the name of Vendor and affixed with a restrictive legend with respect to the registration requirements of the Securities Act.

3.02 The Closing

The closing of the transactions contemplated by Sections 3.01(a) and 3.01(b) shall take place at the offices of LAIR at the Lyon Airport, France, at 3:00 P.M., local time, on 25th day of

October, 2002, provided however that the closing may occur at such different place, such different time, or such different date or a combination thereof as the Purchaser and Vendor agree in Writing.  The closing of the transactions contemplated by Sections 3.01(a) and 3.01(b) is herein called the “Closing.”  If the Closing shall not take place by January 31, 2003, then the parties not at fault shall, in addition to all other rights and remedies available at law or in equity against the defaulting parties, have the right to cancel and terminate this Agreement.

3.03 Indemnity Against Liabilities

Vendor agrees to indemnify and hold harmless the Purchaser, and its respective officers, directors, employees, counsel, agents, shareholder, in each case past, present, or as they may exist at any time after the date of this Agreement, and each person, if any, who controls, controlled, or will control. my of them within the meaning of Section 15 of the Securities Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (the “Indemnities”) against any and all losses, liabilities, damages, and expenses whatsoever (which shall include, for all purposes of this Section 3.03, Section 3.04, and Section 8.01, but not be limited to counsel fees and my and all expenses whatsoever incurred in investigating, preparing, or defending against any litigation whether or not involving a third party, commenced or threatened, or any claim whatsoever, and my and an amounts paid in settlement of any claim or litigation) as and when incurred arising out of, based upon, or in connection with (a) any breach of any representation, warranty , covenant, or agreement of Subsidiary or Vendor contained in this Agreement and (b), if the Closing takes place, any act alleged act, omission, or alleged omission occurring at or prior to the Closing (including without limitation any which arise out of, are baaed upon, or are in connection with any of the transactions contemplated hereby).

3.04 Right of the Purchaser to Withhold Future Payments

Without limiting such other rights as the Indemnities m y have, if, prior to the time Purchase Shares are delivered pursuant to Section 3.01(b), the Purchaser has learned of a breach of any representation, warranty, covenant, or agreement of Subsidiary or Vendor or Subsidiary contained in this Agreement, the Purchaser in its sole discretion may by written notice to Vendor deduct from the number of Purchaser Shares otherwise deliverable by Purchaser at such time a number of such shares the value of which is equal to the aggregate of (a) the amount necessary to cure or make whole such breach and (b) the amount of losses, liabilities, claims, damages, and expenses whatsoever (as defined in Section 3.03) incurred or demonstrably in prospect of being incurred by any Indemnities arising out of, based upon, or in connection with such breach.  Purchase Shares shall be valued for purposes of this Section 3.04 as follows:

The average mean of the closing bid md asked prices of shares of the Purchaser in the NASD Over-The-Counter Bulletin Board market as reported during the period commencing 40 trading days prior to the date of the Closing and ending 10 days prior to the date of the Closing.

IV  Conditions to Obligations of the Purchaser

The obligations of the Purchaser under this Agreement are subject, at the option of the Purchaser, to the following conditions:

4.01 Accuracy of Representations md Compliance With Conditions

All representations and warranties of Subsidiary and Vendor in this Agreement shall be accurate when made and, in addition, shall be accurate an of the Closing as though such representations and warranties were then made in exactly the same language by Subsidiary or Vendor and regardless of knowledge or lack thereof on the part of Subsidiary or Vendor or changes beyond their control.  As of the Closing, Subsidiary and Vendor shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by any of them at or before such time by this Agreement; and the Purchaser shall have received certificates executed by the chief executive officer and the chief financial officer of Subsidiary by Vendor, dated the date of the Closing, to that effect, substantially in the form of Exhibits F and G, respectively.

4.02 Opinion of Counsel

Subsidiary and Vendor shall have delivered to the Purchaser on the date of the Closing the opinion of Michael Leonis, counsel to Subsidiary and Vendor dated as of such date, in form and substancesatisfactory to counsel for the Purchaser, that:

(a)                                  Subsidiary and Vendor are corporations validly existing and in good standing under the laws of their respective jurisdictions of incorporation, with all requisite corporate power and authority to own, lease, license, and use their property and assets and to carry on the business in which they are now engaged.

(b)                                 Subsidiary is duly qualified to transact the business in which it ia engaged and is in good standing as a corporation in France; officers of Subsidiary have submitted to such counsel a certificate, a copy of which is attached to their opinion as Exhibit, stating that, in their opinion, France is the only jurisdiction in which the real or personal property or assets owned, leased, licensed, or wed or business conducted by Subsidiary is material to the operations of Subsidiary.

(c)                                  The authorized and outstanding capital stock of Subsidiary is as net form I in Section 1.02 of this Agreement, except for such changes as are set forth in such opinion, as to each of which such counsel shall opine that it is permitted by the provisions of this Agreement; and all the outstanding shares of capital stock of Subsidiary am validly authorized, validly issued, fully paid, and non assessable.

(d)                                 The authorized and outstanding capital stock of, and ownership by Vendor of Subsidiary as set forth in Exhibit A to this Agreement [except for such changes as are set forth in such opinion, as to each of which such counsel shall opine that it is permitted by the provisions of this Agreement]; are validly authorized, validly issued, fully paid, and non assessable and owned of record and, to the actual knowledge of such counsel, beneficially by Vendor, in each case to the actual knowledge of such counsel free and clear of all liens, seourity interests, pledges, charges, encumbrances, stockholders’ agreements, and voting trusts.

(e)                                  All necessary corporate proceedings of Subsidiary and Vendor have been duly taken to authorize the execution, delivery and performance of this Agreement by Subsidiary and Vendor.

(f)                                    Vendor has all requisite power and authority to execute, deliver, and perform this Agreement, and this Agreement has been duly authorized, executed and delivered by Vendor, constitutes the legal, valid, and binding obligation of Subsidiary and Vendor, and (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors’ rights generally) is enforceable as to Subsidiary and Vendor in accordance with its terms.

(g)                                 The execution, delivery, and performance of this Agreement by Vendor will not violate or result in a breach of any term of Subsidiary’s certificate of incorporation or of its bylaws; and the execution, delivery, and performance of this Agreement by Vendor will not violate, result in a breach of, conflict with, or entitle any party to terminate or call a default under, entitle any party to rights and privileges that such party was not entitled to receive immediately before this Agreement was executed under, or create any obligation on the part of Subsidiary that it was not obligated to pay immediately before the Agreement was executed under.

(h)                                 After reasonable investigation, such counsel have no actual knowledge of any consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or any court or other tribunal which is required of Vendor or Subsidiary, for the execution, delivery, or performance of this Agreement by Subsidiary or Vendor, except as set forth in Sections 4.10, 4.11, 4.12, 4.13 and 4.14.

(i)                                     After reasonable investigation, such counsel have no actual knowledge of my litigation, arbitration, governmental or other proceeding (formal or informal), or investigation pending or threatened with respect to Subsidiary or Vendor, or any their respective business, properties, or assets that (i) can reasonably be expected to result in any materially adverse change in the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Subsidiary or (ii) seeks to prohibit or otherwise challenge the consummation of the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto, except as disclosed in this Agreement.

(j)                                     The offer, sale, and delivery of the Acquired Shares under the circumstances contemplated by this Agreement constitute exempted transactions under French securities laws, Securities Act and registration of those shares under the Securities Act is not required in connection with any offer, sale, or delivery of such shares.

(k)                                  Such other matters as counsel for the Purchaser m y reasonably request.

4.03 Accountants’ Letter

Subsidiary and Vendor shall have delivered to the Purchaser on the date this Agreement is executed and on the date of the Closing, letters from Michel Dehors (the independent certified public accountants of Subsidiary), dated as of those dates, addressed to the Purchaser, in form and substance satisfactory to the Purchaser, stating in effect:

(a)                                  That they are, and during the pmiod covered by their report(s) relating to the financial statements referred to in Section 1.03 they were, independent certified public accountants with respect to Subsidiary within the moaning of the Securities Act and the rules and regulations thereunder; and

(b)                                 That, on the basis of procedures but not an examination made in accordance with generally accepted auditing standards consisting of a reading of the latest available unaudited consolidated interim financial statements of Subsidiary dated as of September 30 2002, a reading of the latest available minutes of the stockholders and Boards of Directors of Subsidiary and unanimous written consents thereof, if any, inquiries, to certain officers and other employees of Subsidiary responsible for financial and accounting matters, and other specified procedures and inquiries, nothing has come to their attention that caused them to believe that (i) the unaudited consolidated financial statements of Subsidiary referred to in Section 1.03 were not prepared in accordance with generally accepted accounting principles consistent in all material respects with those followed in the preparation of the audited consolidated financial statements of Subsidiary referred to herein or are not a fair presentation of the information purported to be shown; (ii) there was any change in tho capital stock or debt of Subsidiary or any decrease in the net current assets or stockholders’ equity of Subsidiary as of the date of the latest available consolidated monthly financial statements of Subsidiary or as of a specified date not mom than five business days prior to the date of such letter, each as compared with the amounts shown in the Last Balance Sheet, other than as disclosed in this Agreement or any change or decrease (which shall be set forth in such letter) which the Purchaser in its sole discretion shall accept; or (iii) there was any decrease in consolidated net sales, net earnings, or net earning per share (on a primary or a fully diluted basis) of Subsidiary common stock during the pmiod from the Last Balance Sheet Date to the date of the latest available consolidated monthly financial statements of Subsidiary or to a specified dam not mom than five business days prior to the date of such letter, each as compared with the corresponding period in 2001, other than as disclosed in this Agreement or any decrease (which shall be set forth in such letter) which the purchaser in its sole discretion shall accept.

4.04 Other Closing Documents

Stockholders shall have delivered to the Purchaser at or prior to the Closing such other documents (including certificates of officers of Subsidiary) as the Purchaser may reasonably request in order to enable the Purchaser and was to determine whether the conditions to their obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

4.09 Review of Proceedings

All actions, proceedings, instruments, and documents required to carry out this Agreement or incidental thereto and all other related legal matters shall be subject to the reasonable approval of, counsel to the Purchaser, and Subsidiary and Vendor shall have furnished such counsel such documents as such counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.

4.06 Legal Action

There shall not have been instituted or threatened my legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

4.07 No Governmental Action

There shall not haw been any action taken, or any law, rule, regulation, order, judgment, or d a m e proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by my federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the sole judgment of the Purchaser, (a) makes any of the transactions contemplated by this Agreement illegal, (b) results in a delay in the ability of the Purchaser to consummate m y of the transactions contemplated by this Agreement, (c) requires the divestiture by the Purchaser of any of the Acquired Shares or of a material portion of the business of either the Purchaser or of Subsidiary, (d) imposes material limitations on the ability of ths Purchaser effectively to exercise full rights of ownership of such shares including the right to vote such shares on all matters properly [illegible] to the stockholders of Subsidiary, or (e) otherwise prohibits, restricts, or delays consummation of any of the transactions contemplated by this Agreement or impairs the contemplated benefits to the Purchaser or of any of ths transactions contemplated by this Agreement.

4.08 Resignations

All directors of Subsidiary could resigned at or prior to the Closing as directors and members of all committees of the Board of Directors in writing effective immediately after the Closing. All officers of Subsidiary shall have resigned at or prior to the Closing in writing effective immediately after the Closing subject to acceptance by the Purchaser.

4.28 Releases

The Purchaser shall have received at or prior to the Closing from each person who is, who before the Closing becomes, or who at any time between that date which is one year prior to the date this Agreement is executed and the date this Agreement is executed was, an officer or a director of Subsidiary a release, dated the date of the Closing, substantially in the form of Exhibit J.

4.29 Officers’ and Directors’ Non Competition Agreement

The Purchaser shall have received at or prior to the Closing from each person who is, who before the Closing becomes, or who at any time between that dase which is one year prior to the date this Agreement is executed and the date this Agreement is executed was, an officer or a director of Subsidiary or Vendor an agreement not to compete, substantially in the form of Exhibit K.

4.30 Officers’ and Directors’ Confidentiality Agreement

The Purchaser shall have received at or prior to the Closing from each person who is. who before the Closing becomes, or who at any time between that date which is one year prior to the date this Agreement is executed and the date this Agreement is executed was, an officer or a director of an agreement to keep confidential certain data, substantially in the form of Exhibit L.

V.  Conditions to the Obligations of Vendor and Subsidiary

The obligations of Subsidiary and Vendor under this Agreement ansubject, at the option of Subsidimy and Vendor, to the following conditions:

5.01 Capacity to Enter Agreement

Purchase is a corporation validly existing and in good standing under the laws of the State of Nevada, with all requisite corporate power and authority to own, lease, license, and the use their property and assets and to carry on the business in which they are now engaged and Purchaser has all requisite power and authority to execute, deliver, md perform this Agreement, and this Agreement has been duly authorized, executed, and delivered by Purchaser, constitutes the legal, valid, and binding obligation of Purchaser md (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors’ rights generally) is enforceable in accordance with its terms.

VI  Covenants and Agreements of Subsidiary and Vendor

Subsidiary and Stockholders covenant and agree as follows:

6.01 Access

Until the earlier of the Closing and the rightful abandonment or termination of this Agreement pursuant to Article IV or otherwise (the “Release Time”), Subsidiary will afford, and Vendor will cause Subsidiary to afford the officers, employees, counsel, agents, investment bankers, accountants, and other representatives of the Purchaser and lenders, investors, and prospective lenders or investors free and full access to the plants, properties, boob, and records of Subsidiary, will permit them to make extracts from and copies of such books and records, and will from time to time furnish the Purchaser with such additional financial and operating data and other information as to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of Subsidiary as the Purchaser from time to time may request.

Until the Release Time, Subsidiary and Vendor will cause the independent certified public accountants of Subsidiary to make available to the Purchaser and its independent certified public accountants the work papers relating to the audits of Subsidiary referred to in Section 1.03.

6.02 Conduct of Business

until the Release Time Subsidiary md Vendor will cause Subsidiary to conduct its affairs so that at the Closing no representation or warranty of Subsidiary or Vendor will be inaccurate, no covenant or agreement of Subsidiary or Vendor will be breached md no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of Subsidiary or Vendor.  Except as otherwise requested by the Purchaser in writing until the Release Time Subsidiary and Vendor will cause Subsidiary to use their best efforts to preserve the business operations of Subsidiary intact, to keep available the services of their present personnel to preserve m full force and effect the contracts agreements, instruments, leases, licenses, arrangements, and understandings of Subsidiary and to preserve tho good will of their suppliers, customers, and others having business relations with any of them. Until the Release Time Subsidiary and the Vendor will cause Subsidiary to conduct its business and operations in any respects only in the ordinary course.

6.03 Advice of Changes

Until the Release Time Subsidiary and Vendor will immediately advise the Purchaser in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which any of them obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or an Exhibit hereto, which (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party’s obligations under this Agreement not to be fully satisfied.

6.04 Confidentiality

Subsidiary and Vendor shall ensure that all confidential information which Subsidiary, any of its respective officers, directors, employees, counsel, agents, investment bankers, or accountants, or Vendor or any of its counsel, agents, investment bankers, or accountants may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Subsidiary, the Purchaser, any affiliate of any of them, of any customer or supplier of any of them or my such affiliate shall not be published, disclosed, or made accessible by any of them to any other person or entity at any time or used by any of them except pending the Closing in the business and for the benefit of Subsidiary, in each case without the prior written consent of the Purchaser; provided, however, that the restrictions of this: sentence shall not apply (a) with respect to the obligations of Subsidiary after the Closing takes place, (b) with respect to the obligations of all such persons and entities after this Agreement is rightfully terminated, but only to the extent such confidential information relates to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Subsidiary, of my affiliate of my of them, or (insofar as such confidential information was obtained directly by Subsidiary or any such affiliate from any customer or supplier of any of them) of any such customer or supplier, (c) as may otherwise be required by law, (d) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (e) to the extent the information shall have otherwise become publicly available. Subsidiary and Vendor shall, and shall cause all other such persons and entities, to deliver to the Purchaser all tangible evidence of the confidential information to which the restrictions of the foregoing sentence apply at the Closing or the earlier rightful termination of this Agreement.

6.05 Public Statements

Before Subsidiary or Vendor releases any information concerning this Agreement or the transactions contemplated by this Agreement which is intended for or may result in public dissemination thereof, they shall cooperate with the Purchaser, shall furnish drafts of all documents or proposed oral statements to the Purchaser for comments, and shall not release any information relating thereto without the written consent of the Purchaser. Nothing contained herein shall prevent Subsidiary or Vendor from releasing any information to any governmental authority if required to do so by law.

6.66 Other Proposals

Until the Release Time, subject to the fiduciary duties of Subsidiary’s officers and directors, Subsidiary and Vendor shall not, and shall neither authorize nor permit my officer, director, employee, counsel, agent, investment banker, accountant, or other representative of any of them directly or indirectly, to: (a) initiate contact with any person or entity in an effort to solicit any Takeover Proposal (as such term is defined in this Section 6.06, (b) cooperate with, or furnish or cause to be furnished any non public information relating to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Subsidiary to any person or entity in connection with any Takeover proposal; (c) negotiate with any person or entity with respect to any Takeover Proposal; (d) enter into any agreement or understanding with the intent to effect a Takeover Proposal. Subsidiary and Vendor will immediately give written notice to the Purchaser of the details of my Takeover Proposal of which any of them becomes aware.  As used in this Section 6.06, “Takeover Proposal” shall mean “any proposal, other than as contemplated by this Agreement, (e) for a merger, consolidation, reorganization, other business combination, or re-capitalization involving Subsidiary, for the acquisition of a 5% or greater interest in the equity or in my class or series of capital stock of Subsidiary, for the acquisition of the right to cast 5% or mom of the votes on any matter.  With respect to Subsidiary, or for tho acquisition of a substantial portion of any of their respective assets other than in the ordinary course of their respective business or (f) tho effect of whiah may be to prohibit. restrict, or delay the consummation of any of the transactions contemplated by this Agreement or impair the contemplated benefits to the Purchaser of any of the transactions contemplated by this Agreement.”

6.07 Consents Without Any Condition

Subsidiary and Vendors shall not make my agreement or reach any understanding not approved in writingby the Purchaser as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of the transactions contemplated by this Agreement, whether pursuant to Section 4.10,4.12,4.13,4.14, or 4.16 or otherwise.

6.08 Release by Vendor

If the Closing takes place, effective immediately after the Closing, Vendor fully and unconditionally releases and discharges all claims and causes of action which it or its assigns, ever had, now have, or hereafter may have against the Purchaser or Subsidiary, and, when acting as such, their respective officers, directors, employees, counsel, agents, and stockholders, in each case past, present, or as they may exist at any time after the date of this Agreement, and each person, if any, who controls, controlled, or will control any of them within tha meaning of Section 1.5 of the Securities Act or Section 20(a) of the Exchange Act, except claims and causes of action arising out of, based upon, or in connection with this Agreement [or for employee benefits to the extent consistent witb Exhibit E and the other representations and warranties of Subsidiary or Vendor.

6.09 Noncompetition

If the Closing takes place, Vendor agrees, in consideration of the obligations of the Purchaser hereunder: (a) for a period of five (5) years after the date of the Closing, it will not (i) compete with or be engaged in the same business as, or Participate In (as hereinafter defined in this Section 6.09) any other business or organization which at any time during the five (5) year period after the date of the Closing compete with or is engaged in the same business as, Subsidiary, with respect to any product or service sold or activity engaged in up to the time of the Closing in any geographical area in which at the time of the Closing such product or service is sold or activity engaged in or (ii) participate in my other business or organization which at any time during the five (5) -year period after the date of the Closing uses a name containing either the word “L’Air” or words similar to or susceptible of confusion with the word “L’Air”, or any combination or abbreviation thereof; (b) will not directly or indirectly reveal the name of, solicit or interfere with, or endeavour to entice away from Subsidiary or Purchaser, any of their respective suppliers, customers, or employees; and (c) will not directly or indirectly employ any person who, at my time up to the date of the Closing, was m employee of Subsidiary or Purchaser, within a period of five (5) years after such person leaves the employ of such corporation.  As used in this Section 6.09, “Participate In” shall mean “directly or indirectly, for his own benefit or for, with, or through any other person or entity, own, manage, operate, control, loan money to, or participate in the ownership, management, operation, or control of, or be connected as a director, offioer, employee, partner, consultant, agent, independent contractor, or otherwise with, or acquiesce in the we of his name in.  Vendor agrees that the provisions of this Section 6.09 are necessary and reasonable to protect Subsidiary and Purchaser, in the conduct of their businesses.  If any restriction contained in this Section 6.09 shall be deemed to be invalid, illegal, or unenforceable by reasonable of the extent, duration, or geographical scope thereof or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

6.10 File Tax Return

If the Closing takes place, Vendor agrees to file, within the time allowed by law, all federal state, local, end applicable foreign tax returns with the appropriate jurisdictions, for the period January 1, 2002 through the date of the Closing, to include therein all information required to be contained therein relating to Subsidiary for such period, and to pay all taxes with respect to Subsidiary for such period.

6.11 Voting by Stockholders

Vendor agrees that until the Release Time, it will vote all securities of Subsidiary which It is entitled to vote against (a) any merger, consolidation, reorganization, other business combination, or capitalization involving Subsidiary, (b) any sale of assets of Subsidiary, (c) any stock split, stock dividend, or reverse stock split relating to any class or series of Subsidiary’s stock, (d) any issuance of any shares of capital stock of Subsidiary, any option, warrant, or other right calling for the issuance of any such share of capital stock or any security convertible into or exchangeable for any such share of capital stack. (e) any authorization of any other class or series of stock of Subsidiary, (t) the amendment of the certificate of incorporation (or other charter document) or the by-laws of Subsidiary, or (g) any proposition the effect of which maybe to prohibit, restrict, or delay the consummation of any of the transactions contemplated by this Agreement or impair the contemplated benefits to the Purchaser of the transactions contemplated by this Agreement.

VII.  Covenants and Agreements of the Purchaser

The Purchaser covenants and agrees as follow:

7.01 Capital Stock Changes

If, prior to the time for issuance of any shares of Purchase Shares under Section 3.01, the Purchaser shall be recapitalized or reclassified or the Purchaser shall effect any stock dividend, stock split, or reverse stock split of the Purchaser’s common shares or the Purchaser shall merge, consolidate, reorganized or enter into another business combination with any other corporation or shall sell or exchange an or substantially an of its assets, then the Purchase Shares to be delivered thereafter under Section 3.01 shall be appropriately and equitably adjusted to the kind and amount of shares of stock and other securities and property to which the holders of such shares of the Purchaser would have been entitled to receive had such stock been issued and outstanding as of the record date for determining stockholders entitled to participate in such corporate went. The provisions of this Section 7.01 shall. apply to successive mergers, consolidations, corporations, and combinations.

VIII  Miscellaneous

8.01 Brokerage Fees

If any person shall assert a claim to a fee, commission, or other compensation on account of alleged employment as a broker or finder, or alleged performance of services as a broker or finder, in connection with w as a result of any of the transactions contemplated by this Agreement, Vendor shall (subject to the next sentence) indemnify and hold harmless the indemnities against any and all losses, liabilities, claims, damages, and expenses whatsoever (as defined m Section 3.03) as and when incurred arising out of, based upon, or in connection with such claim by such person, and Vendor shall at its sole expense defend any and all suits, actions, proceedings (formal or informal), or investigations involving such claim that may at my time be brought against any indemnities and satisfy promptly any settlement or judgment arising therefrom: but if Vendor fails to defend such suit, action, proceeding, or investigation in a timely manner, the Purchaser shall have the right to defend and settle the same and pay any judgment or settlement pertaining thereto an it or he may reasonably deem appropriate at the cost and expense of Vendor.  If, however, it is ultimately determined in any such suit, action, or proceeding (in which the Purchaser was afforded the opportunity to have its counsel participate in the defence) that the Purchaser made a defendant therein or a party thereto was tho sole employer of such broker or finder w services were performed solely for the Purchaser mads a defendant therein or a party thereto, then Vendor shall not be responsible under this Section 8.01 and accounts theretofore paid by it by reason of this Section 8.01 shall be reimbursed by the Purchaser or the Indemnities, as tho case may be, who was the sole employer.

8.02 Further Actions

At any time and from time to time, each party agrees, at its or his expense, to take such actions and to execute and deliver such documents as  may be reasonably necessary to effectuate the purpose of this Agreement.

8.03 Availability of Equitable Remedies

Since a breach of the provisions of this Agreement could not adequately be compensated by money damages any party shall be entitled, either before or after the Closing, in addition to any other right or remedy available to it, to an injunction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement, and, in either case, no bond or other security shall be required in connection therewith, and the parties herby consent to the issuance of such an injunction and to the ordering of specific performance.

8.04 Survival

The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive the Closing and any delivery of shares of Purchase Shares by the Purchaser, irrespective of any investigation made by or on behalf of any party.  The statements contained in any document executed by Subsidiary or Vendor relating hereto or thereto or delivered to the Purchaser in connection with the transactions contemplated hereby or thereby, w in my statement, certificate, or other instrument delivered by or on behalf of Subsidiary or Vendor pursuant hereto or thereto or delivered to the Purchaser in connection with tho transactions contemplated hereby or thereby hall be deemed representations and warranties, covenants and agreements, or conditions, as the case may bo, of Vendor hereunder for other purpose of this Agreement (including all statements, certificates, or other instruments delivered pursuant hereto or thereto or delivered in connections with the transactions contemplated hereby or thereby).

8.05 Appointment of Agent

Mr. Jean Marie Gras will be the representative (the “Representative”) of the interests of Vendor for all purpose of this Agreement and identify other specified related agreements if desired.  Without giving notice to Vendor, Representative shall have full and irrevocable authority on behalf of Vendor (a) to deal with the other parties to this Agreement, (b) to accept the Purchase Shares or any other amounts payable by the other parties to this Agreement, (c) to accept and give notices and other communications relating to this Agreement, (d) to settle any dispute relating to tho terms of this Agreement, (e) to waive any condition to the obligations of Vendor found in this agreement or identify otha specified related agreements if desired, (f) to modify or amend this Agreement except with respect  to the number of Purchase Sham to be received by Vendor, to execute any instrument or document that Representative may determine or desirable in the exercise of this authority under this Section 8.05, and (h) to act in connection with all matters arising out of, based upon, or in connection with this Agreement and the transactions contemplated hereby.  In the event of the refusal or inability to serve, death, incapacity, or resignation for any reason of the Representative, Philippe Solomon will become his successor, with all the powers and irrevocable authority of the Representative, and with full power of substitution.

8.06 Modification

This Agreement and the Exhibits hereto set forth the entire understanding of the parties with respect to the subject matter hereof (except as provided in Section 8.04), supersede all existing agreements among them concerning such subject matter, and may be modified only by a written instrument duly executed by each party, with the approval of the Board of Directors or by an officer of each corporate party (except as otherwise provided in Section 8.05).

8.07 Notices

Subject to Section 8.05, any notice or other communication required or permitted to be given hereunder shall be in writing and shall bs mailed by certified mail, return receipt requested or by the most nearly comparable method if mailed from or to a location outside of the United States or in person or by telecopy, telex, or similar telecommunications equipment against receipt to the party to whom it is to be given as follows:

If to Purchaser:

Superior Networks Inc.

Suite 3670-130 King Street West

Toronto, Ontario

MSX 1B1

Tel: 416-863-0101

Fax: 416-863-5005

If to Vendor:

AEROPLUS

29 Bd De la Ferrage

Immeuble Cannes

06400 Cannes France

Any notice given to any corporate party shall be addressed to the attention of the Corporate Secretary.  Notice to the estate of any party shall be sufficient if addressed to the party as provided in this Section 8.07.  Any notice or other communication given by certified m i l or by such comparable method shall be deemed given at the time of certification thereof or comparable act except for a notice changing a party’s address which will be deemed given at the time of receipt thereof.  Any notice given by other means permitted by this Section 8.07 shall be deemed given at the time of receipt thereof.

8.08 Waiver

Any waiver by any party of a breach of any term of this Agreement shall not operate as or be construed to be a waiver of any other breach of that term or of any breach of any other term of this Agreement.  The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  Any waiver must be in writing and, in the case of a corporate party, be authorized by a resolution of the Board of Directors or by an officer of the waiving party.

8.09 Joint and Several Obligations

The representations, warranties, covenants, and agreements of Vendor and Subsidiary in this Agreement are joint and several, but Vendor shall not have my rights against Subsidiary if a remedy is sought or obtained against Vendor because both Subsidiary and Vendor are in breach of a representation, warranty, covenant, or agreement.

8.10 Binding Effect

The provisions of this Agreement shall be binding upon and inure to the benefit of Subsidiary and the Purchaser, and their respective successors and assigns md Vendor and its successors and assigns and shall inure to the benefit of each Indemnitee and its successors and assigns (if not a natural person) and his assigns, heirs, and personal representatives (if a natural person).

8.11 No Third-Party Beneficiaries

This Agreemen does not create, and shall not be construed an creating, my rights enforceable by any person not a party to this Agreement (except as providedin Section 8.10).

8.12 Separability

If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to my person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

8.13 Headings

The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

8.14 Counterparts; Governing Law

This Agreement may be executed in any number of counterparts, cacb of which shall be deemed an original, but all of which together shall constitute me and the same instrument.  It shall be governed by and construed in accordance with the laws of, without giving effect to conflict of laws.  Any action, suit, or proceeding arising out of, based on, or in connection with this Agreement or the transactions contemplated hereby may be brought only in the State of Nevada and each party m a n t a and agrees not assert, by way of motion, as a defence, or otherwise in any such action, suit, or proceeding, my claim that It or he is not subject personally to the jurisdiction of such court, that its or his property is exempt or immune from attachment or execution, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

SUPERIOR NETWORKS INC.

By	/s/ Alex Goldman
Alex Goldman, President

AEROPLUS S.A.S.
By	/s/ Jean-Marie Gras
Jean-Marie Gras, President